Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is hereby made and entered into as of June 23, 2025 (the “Effective Date”) by and between Moosic Holdings, LLC (the “Seller”), and Peoples Security Bank and Trust Company (the “Purchaser”).

WITNESSETH:

WHEREAS, Seller is the owner of a fee simple interest in property located at 30 E.D. Preate Drive, Moosic, Lackawanna County, PA, as more fully set forth in the legal description attached hereto as Exhibit “A” and incorporated herein by reference, together with all buildings, improvements and fixtures located thereon owned by Seller as of the Closing Date (as such term is defined below) (the “Property”); and

WHEREAS, Purchaser desires to purchase the Property from Seller, and Seller is willing to sell and convey same to Purchaser, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1.         Purchase Price; Additional Payment for Renovations. On and subject to the terms and conditions herein set forth, Seller shall sell and transfer the Property to Purchaser and Purchaser shall purchase the Property from Seller and pay to Seller the sum of Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00) (the “Purchase Price”), subject to adjustments, prorations and credits as herein provided.

In addition to the Purchase Price, the Purchaser shall pay to the Seller on the Effective Date the sum of Three Million Dollars ($3,000,000.00) (“Renovations Payment”), for the purposes of the Seller completing, on or before September 30, 2025, the following repairs to the Property: (i) install a brand new TPO 60M roof with a 20+ year warranty; (ii) upgrade the entire parking lot area, as the parking lot is more fully set forth on Exhibit “B” which is attached and incorporated herein by reference; (iii) make certain office upgrades and improvements; (iv) replace the pneumatics for the HVAC control system; and (v) install new boiler. The Seller shall provide routine preventative maintenance on the Property during the term of this Agreement and the Property shall be operated, managed, and maintained in a reasonable and prudent manner, and kept in reasonably good condition.

In addition to the Purchase Price and the Renovations Payment provided for herein, Purchaser agrees that it shall pay to Seller the non-refundable sum of up to Five Hundred Thousand and 00/100 ($500,000.00) for the purpose of covering the costs of the additional office fit outs to be constructed at the building located on the Property and more specifically outlined in Exhibit “C” attached hereto and made a part hereof.

2.         Closing Costs. Seller shall pay one-half of the real estate transfer taxes. Purchaser shall pay the premium for the issuance to Purchaser of an ALTA owner’s policy of title insurance for the Property, one-half of the real estate transfer taxes, and all recording fees. Any other closing costs shall be paid according to local custom in Lackawanna County, Pennsylvania.

3.         Prorations; Leases; Contracts. All real property county, school and municipal real estate taxes shall be prorated (employing a 365-day year) between Purchaser and Seller as of the date of Closing based upon the most recently available property assessment; provided, however, that any assessment based upon a method other than a calendar year shall be prorated on such fiscal year basis. If such assessment is not available for the year in question, taxes shall be, upon the request of either party, re-prorated when the amount thereof can be ascertained, and the provisions hereof shall survive the Closing and the delivery of the Deed (defined below). The Purchaser acknowledges that a county-wide reassessment of real estate taxes has commenced in Lackawanna County. Seller anticipates receiving the revised assessment notice on or around June 20, 2025 and will promptly provide a copy of such communication to the Purchaser. The Seller makes no representation as to the ultimate assessment on the Property

4.         Leases. All leases related to the Property (the “Leases”) shall be prorated as of the Closing Date (hereinafter defined), and all security deposits for such Leases, as applicable, shall be tendered by the Seller to the Purchaser as of the Closing Date. From the Effective Date through the Closing Date, the Seller shall not enter into any new leases without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. From the Effective Date through the one (1) year anniversary of the Effective Date, the Purchaser shall not enter into any new lease, submit or consider any proposals for a new lease on the 3rd floor of the building on the Property that is approximately 20,000 sq. ft., without Seller’s prior written consent, but nothing contained herein shall restrict the Buyer from entering into any new lease agreements to any existing tenants of the building on the Property for the third floor available space. On the Closing Date, the Seller and Purchaser shall enter into an Assignment and Assumption of Leases Agreement in form and substance of Exhibit “D” which is attached hereto and incorporated herein by reference in which the Seller shall assign all of its rights and obligations under Leases to the Purchaser, and the Purchaser shall assume all rights and obligations under the Leases from the Seller, and each of the Seller and Purchaser shall provide cross-indemnification to each other effective as of the Closing Date.

Except for such contracts related to the Property that are terminable as of the Closing Date, the Purchaser shall assume all contracts related to the Property as of the Closing Date.

5.         Closing. The consummation of the purchase and sale of the Property contemplated under this Agreement (the “Closing”) shall be held within thirty (30) days of notice from the Seller to the Purchaser, but in all cases not later than June 30, 2026 (the “Closing Date”). The Closing shall be held at the office of legal counsel or title company to the Purchaser at 10:00 a.m., unless otherwise agreed by the parties. Time is of the essence to this and all other terms of this Agreement.

6.         Contents. As of Closing, the Purchaser shall acquire and take title to, and the Seller shall transfer an execute an AS-IS Bill of Sale related to any machinery, equipment, furniture, fixtures or other contents remaining in the Property as of the Closing. The Seller shall assign and transfer to Purchaser, to the extent assignable, all outstanding warranties related to the roof, HVAC, boiler, generators, UPS system, machinery, equipment, furniture, fixtures or other contents remaining at the Property on the Closing Date. The Seller shall have the sole discretion as to which items are retained by the Seller and which items shall remain with the Property; by way of example only, the gym equipment shall remain with the Property but a majority of the kitchen equipment shall remain the property of the Seller.

7.         Sale “As Is, Where Is”. Purchaser acknowledges and agrees that at Closing the Seller shall sell and convey to Purchaser, and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS”. Purchaser represents that it is in the process of inspecting the Property and is becoming knowledgeable and experienced with the physical and environmental conditions thereof and shall rely upon same. Seller has no actual knowledge of any adverse matters related to the Property, including adverse physical or construction defects or adverse environmental, health or safety conditions, but such statements do not constitute a representation or warranty, and Buyer is relying solely upon its inspections.

8.         Conveyance of Title. Seller shall convey good and marketable fee simple title to the Property to Purchaser pursuant to a recordable special warranty deed (the “Deed”). “Good and marketable title” as used herein shall mean fee simple ownership which will be insurable by a reputable title insurance company conducting business in the Commonwealth of Pennsylvania (the “Title Insurance Company”), under its standard ALTA owner’s form title insurance policy at standard rates and free and clear of all liens, encumbrances, and other exceptions to title except utility easements, rights of way and other easements or restrictions in the chain of title that do not adversely affect the Purchaser’s ability to operate offices for a financial institution as well as other business type offices on the Property. Purchaser shall have until forty-five (45) days from the date of this Agreement to obtain a title commitment (the “Title Commitment”) from a title insurance company, to examine the title to the Property evidenced thereby and to notify Seller in writing of any objection revealed by the Title Commitment. In the event the Seller is unable to deliver good and marketable title to the Property, the Purchaser may either purchase the Property without a reduction in the Purchase Price or terminate this Agreement and be refunded the Renovations Payment.

9.         Condemnation and Destruction. In the event, at any time between the Effective Date and the Closing, (a) all or any material portion of the Property is condemned by any legally constituted authority for any public use or purpose, or (b) any improvements located on the Property are damaged or destroyed by whatever cause (other than the actions or inactions of the Purchaser or its agents), then Purchaser may elect either: (i) to terminate this Agreement, in which event the Renovations Payment paid by Purchaser shall be immediately refunded to Purchaser, and neither Purchaser nor Seller shall have any further liabilities, obligations or rights with regard to this Agreement, which shall become null and void and of no further force and effect; or (ii) to collect all proceeds from any condemnation or from any insurance policies insuring the improvements located on the Property from damage or destruction up to the amount of the Purchase Price and have the terms of this Agreement remain in full force and effect and binding on the parties hereto.

10.       Agreement Assignable by Purchaser. Without the prior written consent of Seller, such consent not to be unreasonably withheld, delayed or conditioned, Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder. Any attempted assignment in violation hereof shall, at the election of Seller, be of no force or effect.

Notwithstanding anything contained in this Agreement to the contrary, should the Seller consent to an assignment of this Agreement by Purchaser to an entity owned or controlled by the Purchaser, then the Purchaser shall be solely responsible for any additional transfer taxes arising from Purchaser’s assignment of this Agreement.

11.       Site Visits. The Purchaser shall have the right to visit the Property and have its professional experts and inspectors visit the Property from time to time prior to the Closing Date. Except for the Seller’s gross negligence or willful misconduct, Purchaser shall indemnify, defend and hold Seller harmless of, from and against all claims, causes of action and losses of whatsoever kind or nature, including, but not limited to, all liability by reason of injury (including death) to persons and damage to any property and mechanics’ liens or similar charges which may affect the Property, resulting from the entry onto the Property or work conducted thereon by or on behalf of Purchaser, its agents, employees and representatives. Purchaser further agrees that if Closing is not completed, Purchaser shall repair any damage to the Property caused by Purchaser’s exercise of Purchaser’s rights under this Paragraph 11. The foregoing indemnification obligations of Purchaser shall survive the completion of Closing or sooner termination of this Agreement.

12.       Notices; Amendment. Neither this Agreement nor any provision hereof may be changed, amended, modified, waived or discharged orally or by any course of dealing, but only by an instrument in writing signed by the party against which enforcement of the change, amendment, modification, waiver or discharge is sought.

13.       Brokers. Purchaser and Seller each represent and warrant that neither has dealt in this transaction with any broker, agent, commission salesman or like party entitled to a commission or other compensation with respect to the sale of the Property contemplated by this Agreement. To the extent that the Purchaser elects to utilize the services of a real estate broker or agent, the Purchaser shall be solely liable for any fees or commissions due to such broker/agent, and shall indemnify, defend and hold the Seller harmless from any claims for such fees or commissions.

14.       Termination and Default.

If Purchaser is ready, willing and able to perform hereunder, and the sale contemplated hereby is not consummated because of the inability, failure or refusal, for whatever reason whatsoever by Seller to convey the Property in accordance with the terms and conditions provided herein, Purchaser may, as its sole and exclusive remedies at law or in equity: (i) terminate this Agreement by giving written notice thereof to Seller, in which event, the Renovations Payment paid in connection with this Agreement shall be refunded to Purchaser, (ii) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (iii) specifically enforce this Agreement by way of an action in specific performance. The Purchaser hereby irrevocably waives any other right or remedy for such default. As a condition precedent to Purchaser exercising any right to bring an action for specific performance as the result of Seller’s default hereunder, Purchaser must commence such action within sixty (60) days after the occurrence of such default. The Purchaser agrees that its failure timely to commence such an action for specific performance within such a sixty (60) day period shall be deemed a waiver by it of its right to commence such an action.

In the event the purchase and sale of the Property contemplated by this Agreement is not consummated because of the default of Purchaser, then this Agreement shall terminate, and the Seller shall retain the Renovations Payment as full, complete and final liquidated damages. Seller hereby agrees that it would be difficult or impossible to ascertain the damages accruing to Seller as a result of a default by Purchaser under this Agreement. The payment of said liquidated damages shall not be deemed a penalty but shall constitute Seller’s sole and exclusive remedy against Purchaser and shall be in lieu of the exercise by Seller of any other legal or equitable right or remedy which Seller may have against Purchaser as a result of Purchaser’s default.

15.       Miscellaneous Provisions. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Failure of either Purchaser or Seller to exercise any right given hereunder or to insist upon strict compliance with regard to any term, condition or covenant specified herein, shall not constitute a waiver of Purchaser’s or Seller’s right to exercise such right or to demand strict compliance with any term, condition or covenant under this Agreement. This Agreement may be executed in multiple counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement. The invalidity or lack of enforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. Time is of the essence of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday or any United States holiday, the party having such privilege or duty shall have until 11:59 p.m. on the next succeeding business day to exercise such privilege or to discharge such duty. This Agreement constitutes the sole and entire agreement of the parties and is binding upon and shall inure to the benefit of Seller and Purchaser, their heirs, successors, legal representatives and assigns. Formal tender of the executed deed and purchase money is hereby waived. Both parties to this Agreement have participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

16.       Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. Facsimile and electronic signatures shall have the same legal effect as original signatures. This Agreement and any other document necessary for Settlement of the transactions contemplated by this Agreement may be accepted, signed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (E-Sign Act), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (UETA) and any applicable Pennsylvania state law.

17.       Blocked Persons. Each of Seller and Purchaser represent and warrant to the other: (a) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation listed by the United States Treasury Department as a Specially Designated National and Blocked Person (“SDN List”), or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation; (b) it is not a person and/or entity with whom United States Persons are restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq.; the Trading with the Enemy Act, 50 U.S.C. App. §5; any executive orders promulgated thereunder; any implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (including those persons and/or entities named on the SDN List); or any other applicable law of the United States; (c) no person and/or entity named on the SDN List has any direct interest in Seller or Purchaser with the result that the direct investment in Seller or Purchaser is prohibited by any applicable law of the United States; (d) none of its funds have been derived from any unlawful activity with the result that the direct investment in Seller or Purchaser is prohibited by applicable law of the United States; and (e) neither is in violation of the U.S. Federal Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; its implementing regulations promulgated by the U.S. Department of Treasury Financial Crimes Enforcement Network (31 CFR Part 103); or any other anti-money laundering law of the United States. Seller and Purchaser each agree that in the event of a breach of this Section 17 or any applicable law relating to the subject of this Section 17, the non-breaching party may take such action as may be necessary in order to comply with this provision and/or the applicable law, including, but not limited to, terminating this Agreement.

18.       Like-Kind Exchange. Seller may elect to exchange its interest in the Property for “like-kind” property, pursuant to the provisions of Section 1031 of the Internal Revenue Code. Seller will have the right to assign this Agreement to a “qualified intermediary” and take such other action as may be required to satisfy the requirements of Section 1031. Purchaser will cooperate with the Seller to enable Seller to complete the exchange. If Seller uses a qualified intermediary to effectuate the exchange, any assignment of rights or obligations of Seller hereunder will not relieve, release or absolve Seller of its obligations to Purchaser.

19.       Waiver of Jury Trial. Purchaser and Seller each hereby waive trial by jury in any action, proceeding or counterclaim (whether arising in tort or contract) brought by either party against the other on any matter arising out of or in any manner connected with this Agreement.

{signatures on the following page}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SELLER:
Moosic Holdings, LLC

By:	/s/ Shimon Friedman
Shimon Friedman, Managing Member

PURCHASER:
Peoples Security Bank and Trust Company

By:	/s/ Thomas P. Tulaney
Thomas P. Tulaney, President

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